Carolina Trust Bancshares, Inc. - 10-K

Exhibit 23.01

Consent Of Independent Registered Public Accounting Firm

Board of Directors

Carolina Trust BancShares, Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 (File No. 333-213203), of our report dated March 24, 2017, with respect to the consolidated balance sheets of Carolina Trust BancShares, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for each of the years then ended, which report appears in Carolina Trust Bancshares, Inc.’s 2016 Annual Report on Form 10-K.

/s/Dixon Hughes Goodman LLP

Charlotte, North Carolina

March 24, 2017